Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

Carnegie Mellon University - Classroom Salon, LLC

This AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”) is entered into as of February 22, 2022 (“Effective Date”) by and between Carnegie Mellon University, a Pennsylvania not-for-profit corporation, having a principal place of business at 5000 Forbes Avenue, Pittsburgh, PA 15213 (“Carnegie Mellon”) and Classroom Salon, LLC, a Pennsylvania limited liability company, having a principal place of business at 9976 Parkland Drive, Wexford, PA 15090 (“Licensee”), and amends and restates in its entirety the License Agreement entered into as of January 16, 2014 (“Original Effective Date”) between Carnegie Mellon and Licensee (the “CS License Agreement”).

RECITALS

WHEREAS, Carnegie Mellon and Licensee entered into the CS License Agreement pursuant to which Carnegie Mellon licensed to Licensee certain right in certain technology relating to “Collaborative Annotation of Documents” as further specified in the CS License Agreement;

WHEREAS, AT Gekko PR, LLC, a Puerto Rico limited liability company (“ATG”), sold 100% of the membership interests of Classroom Salon Holdings, LLC, a Delaware limited liability company (“CSH”), to Global Technologies Industries Group, Inc. (“GTII”) pursuant to a membership interest purchase agreement (“MIPA”) between ATG and GTII dated December 18, 2021 (the “Company Sale”);

WHEREAS, the Company Sale is subject to certain conditions subsequent to such transaction, including among others (a) CSH acquiring 100% of the outstanding membership interests of Licensee within 70 days after December 18, 2021, and (b) Licensee and Carnegie Mellon entering into a new license agreement in replacement of the CS License Agreement or an amendment to the CS License Agreement within 70 days after December 18, 2021, the terms and conditions of which shall incorporate certain changes described in the MIPA or otherwise be reasonably acceptable to GTII;

WHEREAS, this Agreement is intended to meet the Company Sale transaction condition subsequent referenced in (b) of the foregoing paragraph;

NOW THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Certain Definitions (“Defined Terms”)

1.1. “Code” shall mean Source Code and Object Code collectively.

1.2. “Object Code” shall mean code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

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1.3. “Source Code” shall mean code, other than Object Code, and related source code level system documentation, comments and procedural code, such as job control language, which may be printed out or displayed in human readable form.

1.4. “Copyrights” shall mean Carnegie Mellon’s copyrights in the Licensed Technology.

1.5. “Patent(s)” shall mean any patents or patent applications, including any continuation, continuation-in-part, divisional or modification filed in the U.S. or in any other country and any patent claiming priority therefrom or reissue thereof, which issues to Carnegie Mellon and specifically claims any of the Licensed Technology in existence on the Original Effective Date.

1.6. “Licensed Technology” or “Technology” shall mean (a) the technology described in Attachment A, (b) the trade secrets, know-how, design architecture, software and algorithm(s) including related Code and related Copyrights, owned by Carnegie Mellon and/or for which Carnegie Mellon has the right to license and related to the technology described in Attachment A and (c) any Patents specifically claiming the technology or other intellectual property described in (a) or (b) above, including U.S. Patent Number 10,061,756.

1.7. “Derivative” shall mean designs, improvements, computer software or other intellectual property developed by Licensee and/or its sublicensees, which includes, or is based in whole or in part on, the Licensed Technology, including, but not limited to, translations of the Licensed Technology to other foreign or computer languages, adaptation of the Licensed Technology to specific uses or applications or adaptations of the Licensed Technology to other hardware platforms, abridgments, condensations, revisions, and software incorporating all or any part of the Licensed Technology which may also include Licensee-created and/or sublicensee created modifications, enhancements or other software.

1.8. “Licensed Product” or “Product” shall mean any product and/or service which constitutes, is based on, incorporates or utilizes, wholly or in part, Licensed Technology and/or any and all Derivatives.

1.9. “Year” refers to contract years of this Agreement, i.e. a twelve (12) month period starting with the date (or anniversary) of the Original Effective Date.

1.10. “Fiscal Quarter” or “Quarter” shall refer to the normal quarterly accounting periods of Licensee; if Licensee does not have normal quarterly accounting periods, then a “Fiscal Quarter” shall mean the calendar three months period commencing with January of each year.

1.11. “Dispose” or “Disposition” shall mean the use, sale, lease or other transfer.

1.12. “Revenue” shall mean the U.S. Dollar value of all consideration realized by (a) Licensee for the Disposition of Licensed Product(s), other than in connection with a Development Sublicense (as defined in Section 2.4) pursuant to which such sublicensee will Dispose of the Licensed Product(s) only to Licensee or its affiliates, (b) Licensee’s sublicensee(s) under a Development Sublicense to the extent such sublicensee(s) Disposes of the Licensed Product(s) to any person other than Licensee or its affiliates, or (c) Licensee’s sublicensee(s) under a Technology Sublicense (as defined in Section 2.5) for the Disposition of Licensed Product(s).

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1.13. “Combined Product” shall mean a Licensed Product Disposed of in combination with another product of Licensee or sublicensee, as applicable.

1.14. “Fair Market Value” shall mean a price established by Licensee or a sublicensee, as applicable on the same basis and by applying the same principles that Licensee or the sublicensee, as applicable has used in establishing current list prices for similar products.

1.15. “Net Sales” shall mean the total Revenues, less the total of all of the following deductions (to the extent included in computing Revenue):

(a) discounts allowed in amounts customary in the trade;

(b) sales tariffs, duties and/or taxes imposed on the Licensed Products;

(c) outbound transportation prepaid or allowed; and

(d) amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals or entities whether they be independent sales agents or persons regularly engaged or employed by Licensee and/or a sublicensee.

If a Licensed Product is Disposed of in a Combined Product, then Net Sales for that Licensed Product shall, to the extent Disposed of in a Combined Product, be computed in the following manner:

First, the Revenues realized for the Disposition of the Combined Product by Licensee and/or its sublicensees shall be reduced by the allowable deductions itemized under Net Sales above in order to arrive at Net Sales for the Combined Product; second, Net Sales for the Licensed Product shall be calculated by employing the following formulas:

Net Sales for the Licensed Product = C times D divided by T, where:

C = Net Sales for the Combined Product;

D = list price of the Licensed Product when sold independently, or if such list price is unavailable, a fair and reasonable estimate of the Fair Market Value of the Licensed Product; and

T - combined list prices of all products contained in the Combined Product, or if any such list prices are unavailable for any component products, the Fair Market Value of such component products.

1.16. “Royalties” shall mean Disposition royalties which are calculated as a percentage of Net Sales and will be payable by Licensee to Carnegie Mellon under the provisions of this Agreement.

1.17. “Technology Sublicense Fees” shall mean any consideration realized by Licensee from a Technology Sublicense, excluding amounts payable to Licensee under a Technology Sublicense on account of Net Sales. If the Technology Sublicense Fees received by Licensee consist of services or property other than cash, such Technology Sublicense Fees will be computed at the fair market value thereof at the time of receipt by Licensee, as determined in good faith by Licensee and Carnegie Mellon. If Licensee and Carnegie Mellon cannot agree on such computation, then fair market value shall be determined in accordance with the procedures set forth in Section 19.

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1.18. “Dollar”, “U.S. Dollar” and “$ U.S.” shall mean lawful money of the United States of America.

1.19. “Prime Rate” shall mean the prime rate in the Wall Street Journal newspaper in its “Money Rates” column on the Original Effective Date.

1.20. “Field of Use” shall mean all fields, including educational, corporate and vocational, where social annotations on visual media is captured, analyzed and visualized to determine user and document analytics.

1.21. “Creators” shall mean person or persons who create an item of intellectual property under conditions governed by the Carnegie Mellon Intellectual Property Policy and licensed under this Agreement. In this context, Creators shall collectively mean Ananda Gunawardena, David Kaufer, Joanna Wolf, and Alexander Cheeks.

2. License Grant

2.1. Carnegie Mellon hereby grants to Licensee, and Licensee hereby accepts, an exclusive, world-wide right to use, modify, adapt and create improvements of the Licensed Technology to make, have made, develop, have developed, test or have tested, use, and otherwise Dispose of Licensed Products (through multiple tiers of distribution) and to create Derivatives within the Field of Use.

2.2. Licensee and/or its sublicensees shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of trade secrets, copyrights, patents or other rights, provided that Licensee shall promptly notify Carnegie Mellon of Licensee-originated and/or sublicensee originated bug fixes to the Licensed Technology, which shall be part of the Licensed Technology and owned by Carnegie Mellon and/or the University of Louisville Research Foundation, Inc., as the agent of the University of Louisville (“UofL”) and which as of the Original Effective Date owned and controlled intellectual property on behalf of UofL and was an owner of one or more of the Licensed Technology as of the Original Effective Date (ULRF). Any copyright registration by Licensee for Derivatives shall give full attribution to Carnegie Mellon’s Copyrights. Subject to Sections 2.6 and 5.6 of this Agreement, Carnegie Mellon and ULRF shall have the right to use Derivatives for research, educational, academic, and/or administrative purposes.

2.3. Licensee will have the right to sublicense the Technology in connection with the Disposal of the Licensed Products to sublicensees to the extent necessary for the use or practice of the Licensed Products by such sublicensees, including without limitation incorporating the Licensed Products into large assemblies and/or systems being developed and/or sold by such sublicensees (in each case, a “Sale Sublicense”). Further, such sublicensees may be granted the right to further sublicense the Licensed Technology in the ordinary course of business to the extent necessary for such sublicensees to sell or otherwise provide products to its customers that include the Licensed Technology.

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2.4. Licensee will have the right to sublicense the Technology solely for the purposes of enabling sublicensees to perform development, support, maintenance and/or hosting services for Licensee (in each case, a “Development Sublicense”). Further, such sublicensees may be granted a Technology Sublicense.

2.5. Other than in connection with a Sale Sublicense or a Development Sublicense, Licensee will have the right to sublicense the Technology without the right to further sublicense (except to the relevant sublicensee’s direct customers in the ordinary course of business and to the extent necessary for the use and practice of the Licensed Products Disposed of by sublicensee to said customers as required to enable such customers to use and practice the Licensed Technology which is the subject of the applicable sublicense) within the Field of Use (in each case, a “Technology Sublicense”).

(1) Any Technology Sublicense must provide that the obligations to Carnegie Mellon under this Agreement are met and will be conditioned upon and subject to the following conditions:

(a) Licensee will provide to Carnegie Mellon a copy of each Technology Sublicense within sixty (60) days of the date of each such Technology Sublicense has been entered into subject to redaction of confidential commercial terms that are not Revenue related.

(b) Further, any such Technology Sublicense entered into by Licensee will expressly include the following provisions for the benefit of Carnegie Mellon and ULRF:

THE INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR MADE AVAILABLE HEREUNDER ARE FURNISHED OR MADE AVAILABLE, IN WHOLE OR IN PART, BY CLASSROOM SALON, LLC UNDER A LICENSE FROM CARNEGIE MELLON UNIVERSITY (“CARNEGIE MELLON”) FOR CERTAIN INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION OR OTHER MATERIALS OWNED BY CARNEGIE MELLON AND UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC. (ULRF). CARNEGIE MELLON AND ULRF MAKE NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE OF ANY INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR PROVIDED. FURTHER, CARNEGIE MELLON AND ULRF MAKE NO WARRANTIES OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER OR OTHERWISE FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE INTELLECTUAL PROPERTY, TECHNOLOGY INFORMATION, PRODUCTS AND/OR MATERIALS.

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CARNEGIE MELLON AND ULRF SHALL NOT BE LIABLE TO [INSERT NAME OF SUBLICENSEE] OR ANY THIRD PARTY FOR ANY REASON WHATSOEVER ARISING OUT OF OR RELATING TO THIS [INSERT NAME OF SUBLICENSE], INCLUDING ANY OF THE INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS FURNISHED OR MADE AVAILABLE HEREUNDER, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY, TECHNOLOGY, INFORMATION, PRODUCTS AND/OR MATERIALS OR ANY APPLICATIONS OR DERIVATIONS THEREOF, EVEN IF CARNEGIE MELLON OR ULRF AND/OR ANY OF ITS OR THEIR LICENSEES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[insert name of sublicensee] shall defend, indemnify and hold harmless Carnegie Mellon and ULRF, and each of their respective trustees, directors, officers, employees, attorneys and agents from and against all claims or demands made against any one or more them (and any related losses, expenses and costs, including attorneys’ fees and expenses) arising out of or relating to [insert name of sublicensee]’s use or disposition of or act or omission regarding, the intellectual property, technology, information, products or materials furnished or provided hereunder and/or any goods or services which are based on or utilize any of the foregoing in whole or in part including but not limited to, any claims of product liability, personal injury (including, but not limited to, death), damage to property or violation of any laws or regulations including, but not limited to, claims of active or passive negligence.

Carnegie Mellon and ULRF are express third party beneficiaries of this [insert name of sublicense].

2.6. Carnegie Mellon, and ULRF shall each have the right to use the Licensed Technology and, free of charge, any Derivatives solely for research, educational, academic, and/or administrative purposes, excluding, however, Derivatives which consist of (a) Licensee-developed software Source Code, (b) export-controlled products, technology, data or information, or (c) Licensee proprietary, confidential or trade secret information and materials (“Restricted Derivatives”). Licensee shall have no obligation to disclose, or grant rights in, any Restricted Derivatives to Carnegie Mellon or ULRF. Licensee will make reasonable efforts to periodically convey to Carnegie Mellon findings, data and results regarding Licensee’s use of the Licensed Technology.

2.7. Nothing in this Agreement shall restrict academic research or other not-for-profit scholarly activities, which are undertaken at a nonprofit or governmental institution in the Field of Use and/or in the area of Licensed Technology and/or any other areas.

2.8. All Licensed Products shall be Disposed of and performed by Licensee and its sublicensees in compliance with all applicable governmental laws, rules, and regulations. Licensee shall keep Carnegie Mellon fully informed of, and shall move expeditiously to resolve, any complaint by a governmental body relevant to the Licensed Products, except for complaints subject to Section 20 (Infringement) of this Agreement.

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2.9. If a dispute, claim, suit or proceeding (each a “Dispute”) is brought or initiated by a third party alleging infringement of such third party’s intellectual property rights, Licensee will have ninety (90) days after written notice of such Dispute to obtain a resolution or settlement agreeable to Carnegie Mellon, Licensee and such third party (a “Resolution”). If Licensee fails to obtain a Resolution or is not actively in the process of good faith negotiations of such Resolution within such 90-day period, Carnegie Mellon shall retain the right, exercisable in the sole discretion of Carnegie Mellon and upon advance notice to Licensee, to grant nonexclusive licenses under the Licensed Technology in the Field of Use to third parties as a means to resolve any such Dispute (the “Nonexclusive License Right”). In the event Carnegie Mellon exercises its Nonexclusive License Right, Licensee’s rights under this Agreement shall be preserved other than Licensee’s right to exclusivity in the Licensed Technology. Notwithstanding Carnegie Mellon’s Nonexclusive License Right, exercisable at Carnegie Mellon’s sole discretion, Carnegie Mellon will advise Licensee and consider alternatives, if any, suggested by Licensee. Each party shall promptly notify the other parties hereto of its receipt of any such allegations of a Dispute.

Nothing in this Section 2.9 shall be construed as obligating Carnegie Mellon to resolve any dispute or to settle or defend any claim, suit, or proceeding arising out of Licensee’s Disposition of Licensed Products. If Carnegie Mellon grants such non-exclusive license, the economic terms of this Agreement will be adjusted accordingly. Carnegie Mellon retains the right to grant either exclusive or non-exclusive licenses for the Licensed Technology in fields of use other than the Field of Use for which the license hereunder is granted.

2.10. It is acknowledged that, pursuant to the CS License Agreement, Carnegie Mellon assigned to Licensee any and all right, title and interest, if any, of Carnegie Mellon as of the Original Effective Date in and to the name “Classroom Salon”; provided that pursuant to the CS License Agreement, Carnegie Mellon retained and continues to retain the perpetual, irrevocable, royalty-free right and license to use the name “Classroom Salon,” for Carnegie Mellon research, educational, academic and/or administrative purposes.

2.11. Pursuant to and as specified in the CS License Agreement, Licensee represented that one of the Creators paid for the registration of the domain name www.classroomsalon.org and based on that representation, Carnegie Mellon agreed as specified in the CS License Agreement that, as between Licensee and the Creators on one hand and Carnegie Mellon on the other hand, Carnegie Mellon was not the owner of the domain name www.classroomsalon.org, provided that the foregoing agreement did not waive Carnegie Mellon’s rights to use the name “Classroom Salon”. Licensee shall continue to be obligated to indemnify, defend and hold Carnegie Mellon harmless from any claim by any third party to the effect that Carnegie Mellon did not have the right to license or operate the www.classroomsalon.org website.

2.12. This Agreement is subject to any government purpose license rights under 35 USC §202 (c) (4) and any march-in rights of the United States of America under 35 USC §203.

3. Term of this Agreement

The term of this Agreement shall conclude at the end of twenty (20) years from the Original Effective Date, or on the expiration date of the last-to-expire Patent, whichever comes later, unless otherwise terminated pursuant to another provision of this Agreement.

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4. Minimum Performance Requirements

4.1. Licensee shall use its best efforts to effect introduction of Licensed Technology into the commercial market as soon as possible; thereafter until the expiration of this Agreement, Licensee shall keep Licensed Technology reasonably available to the public.

4.2. Licensee shall achieve the following milestones:

(i) Submission of a revised business plan to Carnegie Mellon, solely acceptable to Carnegie Mellon, by April 30, 2022

(ii) Execution of agreement(s) with any development partner(s) involving the Licensed Technology to be completed no later than December 31, 2022

(iii) Funding of $5,000,000 (including grants) attained by January 31, 2024

(iv) Rebranded product specification of a Licensed Product to be developed and preliminary market testing of a Licensed Product to be completed by July 31, 2024

(v) Commercial product introduction of a Licensed Product to be achieved by January 31, 2025

(vi) Minimum Revenues during the three years specified below must meet the following schedule:

a) Year ending 2025 = $1,000,000

b) Year ending 2026 = $2,500,000

c) Year ending 2027 = $5,000,000

5. Royalties and Payment Terms

5.1. Royalties payable by Licensee to Carnegie Mellon shall be two and eighty-five hundredths percent (2.85%) of Net Sales.

5.2. Licensee shall pay to Carnegie Mellon twenty percent (20%) of Technology Sublicense Fees.

5.3. Royalties and Technology Sublicense Fees payable to Carnegie Mellon shall be paid by Licensee to Carnegie Mellon, as set forth in this Section 4, for each Fiscal Quarter within sixty (60) days after the end of such Fiscal Quarter, until this Agreement expires or is terminated in accordance with the terms of this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for the terminal fractional portion of a Fiscal Quarter shall be made within ninety (90) days after the date of termination of this Agreement. All Royalties and other amounts payable hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to Carnegie Mellon’s account No. 197-9003 ABA043000261, Carnegie Mellon Ref. No. 2010-066 at Mellon Bank’s Pittsburgh office, or by Licensee’s check sent in accordance with Section 21 (Notices).

5.4. All amounts payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such amounts were due plus four percent (4%) per annum, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights Carnegie Mellon has as a result of Licensee’s failure to make timely payment of any amounts.

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6. Reports and Audits

6.1. Licensee shall report Quarterly to Carnegie Mellon Net Sales and Revenues and Technology Sublicense Fees which are subject to Royalty and other payments within sixty (60) days of the end of the relevant Quarter.

6.2. Licensee shall maintain accurate books and records such that the Royalties and other amounts due and payable hereunder can be easily ascertained. Such books and records shall be maintained at Licensee’s principal place of business. Licensee shall make available Licensee’s books and records for audit by Carnegie Mellon or its designee, and Licensee agrees to cooperate fully in any such audit; provided that Carnegie Mellon and its designee (if any) agree to protect the confidentiality of the information as to the customers of Licensee. Any such audit shall not be more frequent than annually. In the event of any deficiency in payment, in addition to paying the deficiency, if the audit determines that any amounts paid to Carnegie Mellon were deficient by more than five percent (5%), Licensee shall also pay the reasonable costs of the audit, all within thirty (30) days following written notice of such deficiency.

6.3. Licensee shall report to Carnegie Mellon the date of the first commercial Disposition of a Licensed Product within sixty (60) days of occurrence in each country.

6.4. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall furnish Carnegie Mellon with a written report on the progress of its efforts during the immediately preceding fiscal year to develop and commercialize Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

6.5. Within sixty (60) days after the end of each of Licensee’s fiscal years, Licensee shall provide Carnegie Mellon with Licensee’s financial statements for the immediately preceding fiscal year (including, at a minimum, an income statement, a statement of cash flows, and a balance sheet) that have been certified by Licensee’s treasurer, chief financial officer, or an independent auditor.

6.6. Carnegie Mellon shall keep confidential, not disclose to any third party and not use for any purpose other than monitoring Licensee’s performance under this Agreement and/or enforcing its rights under this Agreement, all reports, financial statements, documents and other confidential or proprietary information of Licensee provided to Carnegie Mellon through CTTEC by Licensee under this Agreement; provided, however, that Carnegie Mellon may include in its annual reports totals derived from information received from Licensee (without attribution to Licensee) that show revenues generated by the Licensed Technology; and provided further that the nondisclosure and non-use obligations shall not apply to any information that (a) is or becomes part of the public domain other than by breach by Carnegie Mellon of this Section 6.6, or (b) is required to be disclosed by Carnegie Mellon pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that Carnegie Mellon shall limit the disclosure to such information that it is legally required to disclose. To the extent that it is reasonably necessary, Carnegie Mellon may disclose information it is otherwise obligated under this Section 6.6 not to disclose in confidence to its lawyers, accountants, trustees, inventors, government agencies and funders, financial advisors, and ULRF.

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7. Improvements

7.1. Discussion of a problem during collaboration between the parties to this Agreement will not create any rights to ownership of patents, copyrights, mask work rights, trade secrets or other intellectual property rights in solutions to the problem developed solely by employees or agents of the other party hereto.

7.2. Licensee will own all of the right, title and interest (including patents, copyrights, mask work rights, trade secrets and any other intellectual property rights, but excluding Patents) in and to the results of the collaboration between the parties that are developed solely by Licensee employees, consultants or agents, when acting as such.

7.3. Carnegie Mellon will own all of the right, title and interest (including patents, Patents, copyrights, Copyrights, mask work rights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are developed solely by Carnegie Mellon employees, consultants or agents, when acting as such.

7.4. All intellectual property which results in Patents or Licensed Technology developed jointly by employees, consultants or agents of Carnegie Mellon, when acting as such, and employees, consultants or agents of Licensee, when acting as such, shall be owned by Carnegie Mellon. Licensee may utilize such jointly developed property pursuant to the terms of this Agreement. Carnegie Mellon may issue licenses to others regarding such jointly developed property which results in Patents or Licensed Technology, as long as such licenses do not violate any exclusive license to Licensee then existing under Section 2 (License Grant). If any other property rights are developed jointly by employees, consultants or agents of Carnegie Mellon, when acting as such, and employees, consultants or agents of Licensee, when acting as such, which would not constitute a Patent or Licensed Technology and which are not subject to another agreement between Carnegie Mellon and Licensee, Carnegie Mellon and Licensee shall jointly own (without any duty to account to the other for profits) all right, title and interest (including patents, copyrights, mask work rights, trade secrets, and other intellectual property rights) in and to the results of such joint development. If any patentable invention which would not constitute a Patent or Licensed Technology arises out of such joint development by employees, consultants or agents of Carnegie Mellon, when acting as such, and employees, consultants or agents of Licensee, when acting as such, Carnegie Mellon and Licensee will engage in good faith efforts to mutually agree on whether and how to pursue patent, copyright or mask work protection of the invention in the U.S. and elsewhere.

7.5. Except as provided in this Section 7, nothing herein shall be deemed to grant any license or rights in any other technology in addition to the Licensed Technology.

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8. Patents and Other Intellectual Property

8.1. Intellectual property rights to Licensed Technology such as Patent(s), patent(s), and Copyrights which may be obtainable will remain the property of Carnegie Mellon. Trademarks existing on the Original Effective Date belong to Carnegie Mellon.

8.2. For so long as Licensee is the sole and exclusive licensee of the Licensed Technology, Licensee shall pay for or reimburse Carnegie Mellon for all fees and expenses related to future Patenting expenses and fees incurred by Carnegie Mellon on and after the Effective Date, within thirty (30) days of receipt of each notification or bill.

8.3. Carnegie Mellon has applied for, and/or will apply for and prosecute Patent coverage in any country if so requested by Licensee, at Licensee’s sole expense, for any and all Patents to the extent that such protection is reasonably obtainable.

8.4. Carnegie Mellon may, at its option and sole discretion and at its own expense pursue patent, copyright and/or trademark rights for Licensed Technology in any country for which coverage has not been requested by Licensee in accordance with Subsection 8.4 herein. If Licensee does not reimburse Carnegie Mellon for such amounts within thirty (30) days of the receipt of each notification or bill therefor, then Licensee shall have no rights relating to same in that country.

8.5. No less than forty-five (45) days before instituting any legal proceeding contesting the validity or enforceability or use of a license granted hereunder, Licensee shall give written notice to Carnegie Mellon of its intention to bring such a challenge and a detailed description of the legal and factual basis for such a challenge to preserve Carnegie Mellon’s ability to have any such challenge proceed in a forum convenient for Carnegie Mellon and to assist the parties in seeking to resolve the dispute without the need for judicial action.

9. Markings, Trademarks and Trade Names

9.1. Licensee shall have included in all sales, marketing literature and invoices relating to Licensed Product, a statement to the effect that “this product or portions thereof is manufactured under license from Carnegie Mellon University.”

9.2. If and only for so long as a Licensed Product falls within the scope of one or more claims of a pending application within Patents, Licensee shall use commercially available reasonable efforts to mark each Licensed Product and/or packaging therefor with “Patent Pending”, and, if and only for so long as a Licensed Product falls within the scope of one or more claims of an unexpired patent within Patents, Licensee shall use commercially reasonable efforts to mark each Licensed Product and/or packaging therefor, with the applicable patent number or numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. Licensee shall promptly discontinue such marking with any patent application number within Patents upon its abandonment or grant, and any patent number within Patents upon its abandonment or expiration. For the avoidance of doubt, Licensee shall not be in breach of any of its obligations hereunder to the extent it has no knowledge of facts or circumstances giving rise to an obligation to mark or remove markings under this Section 9.2.

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9.3. Licensee acknowledges that the title to the Technology (including Copyright) shall remain with Carnegie Mellon and/or ULRF and that any copies of the Technology or portions thereof made by Licensee in accordance with the rights granted hereunder shall include a Carnegie Mellon and/or ULRF (as applicable) copyright notice thereon. The notice shall be affixed to all copies or portions thereof in such a manner and location as to give reasonable notice of, in the case of Carnegie Mellon, Carnegie Mellon’s claim of copyright and shall be in the following format: “Copyright Carnegie Mellon University. All rights reserved.” or “© Carnegie Mellon All Rights Reserved.”

9.4. Licensee acknowledges that it does not have any rights or any title whatsoever in or to Carnegie Mellon’s and/or ULRF’s technology, trade name or in or to any of Carnegie Mellon’s and/or ULRF’s trademarks, except as provided under this Agreement. Licensee shall neither register nor use any Carnegie Mellon and/or ULRF’s trademarks or trade names. Any reference by Licensee to Carnegie Mellon beyond the above may only be done with express written permission of Carnegie Mellon’s Associate Vice President of the CTTEC.

10. Termination

10.1. In the event that Licensee defaults in the payment in full of any amount required to be paid under this Agreement on the date such payment is due, in addition to utilizing any other legal and/or equitable remedies, Carnegie Mellon shall have the right by written notice to Licensee to (a) terminate the exclusivity, if any, of any license hereunder (by amending the word “exclusive” in the related license grant to read “non-exclusive”) without any reduction in any of the payments due from Licensee or (b) terminate this Agreement; provided, however, that if Licensee’s default under this Section 10.1 is the result of an unintentional error in calculation, then Licensee shall have thirty (30) days after written notice from Carnegie Mellon of such default to cure such default. In addition to the foregoing, in the event that (a) Licensee shall make or offer to make any arrangement or composition with or for the benefit of its creditors, or (b) Licensee ceases or threatens to cease to carry on its business, or (c) Licensee is or becomes unable to pay its debts as they become due, or (d) Licensee commits any act of insolvency or bankruptcy, or (e) a petition or resolution for the making of an administration order or for the bankruptcy, winding-up or dissolution of Licensee is presented or passed, or (f) Licensee files a voluntary petition in bankruptcy or insolvency, or (g) a receiver or administrator takes possession of or is appointed over the whole or any part of the assets of Licensee, or (h) any analogous procedure is commenced against or by Licensee in any jurisdiction, Carnegie Mellon shall have the right by written notice to Licensee to terminate this Agreement.

10.2. In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder (other than any of the defaults or events referred to in Section 10.1. hereof) and fails to cure such default within thirty (30) days, or in the case of any default by Licensee pursuant to Sections 4.1 or 4.2 hereof ninety (90) days, after written notice of such default from such other party, then this Agreement shall terminate sixty (60) days after the expiration of such 30-day or 90-day period, as the case may be.

10.3. In the event that any of (a) Licensee, or (b) an affiliate of Licensee, or (c) a third party acting on behalf of Licensee or one of its affiliates, challenges or disputes the validity or enforceability of any intellectual property rights licensed hereunder in any judicial or administrative proceeding, Carnegie Mellon may, at its option and sole discretion, terminate the license or terminate exclusivity as to such challenged intellectual property by notice in writing to Licensee.

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10.4. The Royalty rates and other amounts stated herein have been negotiated with the understanding that no court has made any determination as to the validity or enforceability of any Patent specifically claiming any of the Licensed Technology or whether any of Licensee’s products infringe any claim of any Patent. Licensee desires to obtain a license under the terms stated herein, without regard to the lack of such adjudication. In the event that Licensee or any affiliate of Licensee, either directly or indirectly, challenges the validity or enforceability of any intellectual property rights licensed hereunder, or commences a judicial proceeding involving whether any of its products infringe any claim of Carnegie Mellon’s intellectual property rights or would infringe in the absence of this license, and such validity, enforceability or infringement is upheld in any such judicial or administrative proceeding (including a reexamination that results in issuance of amended claims), Royalties due and payable under Section 5.1 herein shall, effective immediately as of the date such validity, enforceability or infringement is upheld, increase to two times the percentage specified in Section 5.1 herein to take into account the additional uncertainty regarding Carnegie Mellon’s rights provided by such a resolution and to compensate Carnegie Mellon for the burden and expense of such challenge.

10.5. The termination of this Agreement pursuant to this Section 10 or pursuant to Section 3 hereof shall not terminate (a) in the case of termination pursuant to Section 3 or by Carnegie Mellon pursuant to this Section 10, the obligation of Licensee to pay any amounts which have accrued or would otherwise be required to be paid by Licensee under the terms of this Agreement, and (b) the obligations of Licensee under Sections 6 (Reports and Audits), 8 (Patents and Other Intellectual Property), 10 (Termination), 11 (Taxes), 14 (Confidentiality and Trade Secrets), 2.11 and 15 (Indemnification), 16 (Insurance), 20 (Dispute Resolution), and 21 (Infringement) hereunder.

11. Taxes

Licensee shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Products made or Disposed of and all taxes assessed or levied on, or on account of, the amounts payable to, or for the account of, Carnegie Mellon under this Agreement (other than Carnegie Mellon’s U.S. federal, state or local income or franchise taxes).

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12. NO WARRANTY; LIMITATION AS TO TYPES OF DAMAGES

ANY AND ALL INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY AND OTHER PROPERTY AND RIGHTS GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT, INCLUDING THE LICENSED TECHNOLOGY, AND THE NAME “CLASSROOM SALON” ARE GRANTED AND/OR PROVIDED ON AN “AS IS” BASIS. CARNEGIE MELLON AND ULRF MAKE NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER, AND ALL SUCH WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CARNEGIE MELLON AND ULRF DO NOT MAKE ANY WARRANTIES OF ANY KIND RELATING TO EXCLUSIVITY, INFORMATIONAL CONTENT, ERROR-FREE OPERATION, RESULTS TO BE OBTAINED FROM USE, FREEDOM FROM PATENT, TRADEMARK AND COPYRIGHT INFRINGEMENT AND/OR FREEDOM FROM THEFT OF TRADE SECRETS. LICENSEE IS PROHIBITED FROM MAKING ANY EXPRESS OR IMPLIED WARRANTY TO ANY THIRD PARTY ON BEHALF OF CARNEGIE MELLON AND ULRF RELATING TO ANY MATTER, INCLUDING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED FROM THE INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, INCLUDING THE LICENSED TECHNOLOGY GRANTED AND/OR PROVIDED BY CARNEGIE MELLON PURSUANT TO THIS AGREEMENT

CARNEGIE MELLON AND ULRF SHALL NOT BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY REASON WHATSOVER ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY BREACH OF THIS AGREEMENT) FOR LOSS OF PROFITS OR FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF CARNEGIE MELLON AND ULRF HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR HAVE OR GAIN KNOWLEDGE OF THE EXISTENCE OF SUCH DAMAGES.

13. Costs

All costs and expenses incurred by Licensee in carrying out Licensee’s obligations under this Agreement shall be paid by Licensee, and Licensee shall not be entitled to reimbursement from Royalties hereunder or otherwise therefor from Carnegie Mellon. Licensee and its sublicensees shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the exportation or Disposition of Licensed Products, Licensed Technology and/or Derivatives.

14. Confidentiality and Trade Secrets

14.1. “Confidential Information” shall mean any information relating to the Licensed Technology, Patents, copyrights, algorithms, and software covered by this Agreement or information disclosed to Licensee in the manner set forth hereinafter. All such information shall be Confidential Information, including information disclosed to Licensee prior to the Original Effective Date, unless such information (a) was already in Licensee’s possession prior to the disclosure thereof by Carnegie Mellon as provided in subsection 14.1(1) hereof, (b) has been published or is published hereafter, unless such publication is a breach of this Agreement, (c) is received by Licensee from a third party not under an obligation of confidentiality with respect thereto, or (d) is independently developed by Licensee.

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(1) In the event that such information shall be established to have been known to Licensee prior to the disclosure thereof by Carnegie Mellon by reference to any publication thereof by Licensee or by reference to any internal writing or other business record maintained by Licensee in the ordinary course of business, such information shall not be deemed to be Confidential Information for purposes of this Agreement following notification to Carnegie Mellon of such fact.

(2) With respect to any information not related to the Licensed Technology which is sought by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall mark such information as “Confidential” prior to disclosing it to Licensee.

(3) With respect to any oral communication not related to the Licensed Technology which is deemed by Carnegie Mellon to be Confidential Information subject to this Agreement, Carnegie Mellon shall notify Licensee of such fact and within thirty (30) days thereafter Carnegie Mellon shall send a memorandum to Licensee outlining the information deemed to be Confidential Information.

14.2. Licensee shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall Licensee use or exploit in any way without Carnegie Mellon’s written agreement, any Confidential Information until three (3) years after the later of the date of termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of Licensee or Licensee and Carnegie Mellon enter into an agreement authorizing same.

14.3. Licensee shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less than that standard which Licensee maintains to prevent the disclosure of its own confidential information but no less than a reasonable standard of care.

14.4. Upon termination of this Agreement, Licensee agrees to return at once to Carnegie Mellon, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Information.

15. Indemnification

Licensee and its sublicensees under a Technology Sublicense shall defend, indemnify, and hold harmless Carnegie Mellon and ULRF and each of their respective trustees, directors, officers, employees, attorneys and agents from and against any liability, damage, loss or expense (including attorneys’ fees and expenses) incurred by or imposed upon any of Carnegie Mellon and ULRF and/or each of their respective trustees, directors, officers, employees, attorneys and agents in connection with any claim, suit, action or demand arising out of or relating to any exercise of any right or license granted or provided to Licensee and/or its sublicensees under a Technology Sublicense or any failure to perform any obligation of Licensee and/or any sublicensees under a Technology Sublicense under this Agreement and/or any Technology Sublicense, including any Disposition of Licensed Product(s), under any theory of liability (including without limitation, actions in the form of tort, warranty, or strict liability, or violation of any law, and regardless of whether such action has any factual basis.

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16. Insurance

Licensee and each sublicensee under a Technology Sublicense shall, at its own expense, obtain and maintain throughout the term of this Agreement, commercial general liability insurance with a limit of not less than one million U.S. Dollars ($ U.S. 1,000,000) per occurrence and two million U.S. Dollars ($ U.S. 2,000,000) aggregate for products liability and completed operations from an insurance company(ies) having a financial rating from AM Best or similar rating service of at least an “A-”. Carnegie Mellon and ULRF shall each be identified and named as an additional insured on such insurance policy(ies). Licensee agrees to provide and to cause each sublicensee under a Technology Sublicense to provide Carnegie Mellon with evidence of such insurance upon the execution of this Agreement (and thereafter from time to time as Carnegie Mellon may request).

17. No Acquiescence

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

18. Entire Agreement; Void in the Event of Failure to Timely Satisfy Company Sale Conditions Subsequent

This Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof and may not be amended or altered in any respect except in a writing executed by the parties. Without limiting the generality of the foregoing, this Agreement amends and restates the CS License Agreement, effective as of the Effective Date. Notwithstanding the foregoing, if the Company Sale is not completed within 70 days after December 18, 2021 due to the failure of one or more of the conditions subsequent to such transaction as specified in the MIPA, this Agreement shall be void and the CS License Agreement as in effect as of the Effective Date shall remain in effect, as if this Agreement had never been executed.

19. Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles in that or any other jurisdiction.

20. Dispute Resolution

All claims and/or controversies of every kind and nature arising out of or relating to this Agreement, including any questions concerning its existence, negotiation, validity, meaning, performance, non-performance, breach, continuance or termination shall be settled (a) at either party’s election, by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and, in such case (i) the arbitration proceedings shall be conducted before a panel of three arbitrators, with each party selecting one disinterested arbitrator from a list submitted by the AAA and the two disinterested arbitrators selecting a third arbitrator from the list, (ii) each party shall bear its own cost of arbitration, (iii) all arbitration hearings shall be conducted in Allegheny County, Pennsylvania, and (iv) the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court of before any administrative tribunal with respect to any claim or controversy arising out of or relating to this Agreement and which is arbitrable as provided in this Agreement, provided that either party may seek injunctive relief in a court of law or equity to assert, protect or enforce its rights in any intellectual property and/or confidential or proprietary information as described in this Agreement, or (b) in the event that neither party elects binding arbitration as permitted in point (a) above, exclusively in the U.S. District Court for the Western District of Pennsylvania or, if such Court does not have jurisdiction, in any court of general jurisdiction in Allegheny County, Pennsylvania and each party consents to the exclusive jurisdiction of any such courts and waives any objection which such party may have to the laying of venue in any such courts. Notwithstanding anything to the contrary set forth above, nothing in this Agreement shall restrict or prohibit a party to this Agreement from seeking injunctive or declaratory relief to enforce the terms of this Agreement in any court of competent jurisdiction.

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21. Infringement

21.1. So long as Licensee remains the exclusive licensee of any of the Patents in the Field of Use, Licensee shall have the right during the term of this Agreement to commence an action for infringement of any of those Patents against any third party for any infringement occurring within the Field of Use, provided that Licensee shall provide Carnegie Mellon and ULRF thirty (30) days’ prior written notice of such infringement and of Licensee’s intent to file such action. Carnegie Mellon and ULRF shall have the right at its own expense (subject to being reimbursed from any settlement amount or proceeds as provided herein) to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent or that Carnegie Mellon and ULRF be joined as a party-plaintiff, Carnegie Mellon and ULRF may voluntarily appear; provided that Licensee shall hold Carnegie Mellon and ULRF harmless from, and indemnify Carnegie Mellon and ULRF against any liability, damage, loss, or expense that Carnegie Mellon and ULRF suffers or incurs, including Carnegie Mellon’s and ULRF’s attorneys’ fees and expenses, in connection with, in consequence of or resulting from such action.

All liability, damage, loss, or expense suffered or incurred by Carnegie Mellon and ULRF in accordance with the preceding sentence, including reasonable compensation for the time of any Carnegie Mellon and ULRF personnel, shall be paid by Licensee as the same as incurred by Carnegie Mellon and ULRF. Settlement of any action brought by Licensee shall require the consent of Carnegie Mellon and ULRF and Licensee, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (a) first, to reimburse the parties for their unreimbursed expenses in connection with the litigation; and (b) second, Carnegie Mellon and ULRF shall receive compensation for unreimbursed time of any Carnegie Mellon and ULRF personnel involved in the action; and (c) third, Carnegie Mellon shall receive the following percentage of any monies remaining: The percentage specified in Section 5.1 for determining Royalties on Net Sales as may be increased per Section 10.4 when required by Section 10.4.

21.2. In the event that Licensee is unsuccessful in persuading an alleged infringer to desist or fails to initiate any infringement action contemplated by Section 21.1 within a reasonable time after Licensee first becomes aware of the basis for such action, Carnegie Mellon shall have the right, in its sole discretion, to prosecute such infringement action at its sole expense, provided that, before commencing any such action concerning the Field of Use, Carnegie Mellon shall provide Licensee written notice of such infringement and of Carnegie Mellon’s intent to file such action. Licensee shall have the right at its own expense to appear in such action by counsel of its own selection. If Carnegie Mellon provides Licensee with such notice and Licensee fails to initiate an action against such third party prior to the commencement of an action by Carnegie Mellon, then any settlement amount or recovery shall belong to Carnegie Mellon, and Carnegie Mellon may settle said action without the consent of Licensee.

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21.3. Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee and except as otherwise provided in this Agreement, Licensee shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to Carnegie Mellon pursuant to this Agreement.

22. Notices

Any notice under any of the provisions of this Agreement shall be deemed given when (a) personally delivered, or (b) sent prepaid by nationally recognized overnight carrier, or (c) deposited in the mail, postage prepaid, registered or certified first class mail, and in the case of (b) or (c), when addressed to the applicable party at the address stated on the signature page hereof, or such other address as such party shall specify for itself by like notice to other party. Each party shall in the case of (b) or (c), transmit to the other a facsimile copy or an electronic mail copy of each such notice promptly after sending same by nationally recognized overnight carrier or depositing same in the mail, as applicable.

23. Assignment

Licensee shall not assign or transfer this Agreement or any interest herein without the prior written consent of Carnegie Mellon, which consent shall not be unreasonably withheld.

24. Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

25. Severability

If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction, or declared under any law, rule or regulation of any government having jurisdiction over the parties hereto, to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court or government not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

[SIGNATURE PAGE FOLLOWS]

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The parties hereto have caused this Agreement to be executed by their duly authorized representatives in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the Effective Date.

Carnegie Mellon University

/s/ Robert A. Wooldridge
Robert A. Wooldridge
Associate Vice President, CTTEC

Date:	February 22, 2022

Address for Notices:

Carnegie Mellon University
4615 Forbes Avenue, Suite 302
Pittsburgh, PA 15213
Attention: Associate Vice President, Center for Technology Transfer and Enterprise Creation
Email: innovation@cmu.edu

Facsimile: 412-268-7395

Classroom Salon, LLC

/s/ Tommy Wang
Tommy Wang
President

Date:	February 22, 2022

Address for Notices:

9976 Parkland Drive, Wexford, PA 15090
Attention: Tommy Wang
Email: tommywang3@gmail.com
Facsimile:

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Attachment A

Description of Licensed Technology

The inventions, both entitled “ System and Methods for Annotation Visualization on Visual Media” and the related documentation, if any, disclosed on February 26, 2010 and October 6, 2013 and bearing Carnegie Mellon File numbers 2010-066 and 2014-041 on an “as is” basis on the Original Effective Date.

U.S. Patent Application

Title:	Media Annotation Visualization Tools and Techniques, and an Aggregate-Behavior Visualization System Utilizing Such Tools and Techniques

Inventors: Ananda Gunawardena, David Kaufer, Joanna Wolfe, Alexander Cheek

Filed: September 23, 2011

Patent number: 10/061,756

The architecture, designs, Copyrights, Code and related documentation in use by www.classroomsalon.org on the Original Effective Date, in each case to the extent owned by Carnegie Mellon, on as AS IS basis on the Original Effective Date. The foregoing does not entitle Licensee to use any data generated from the use of the foregoing website on or before the Original Effective Date, including any user generated data, or the Carnegie Mellon name or any of its trademarks or service marks or other similar references in connection or relating to any of Licensee’s websites or otherwise, except as specifically authorized pursuant to this Agreement.

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